Exhibit 4.5

[COMPANY LOGO GOES HERE]                         Nontransferable Employee Option

                           INTERSHOP COMMUNICATIONS AG
                             STOCK OPTION PLAN 2001


                                      SS. 1

                          STOCK OPTION, GRANT OF OPTION

(1) INTERSHOP Communications AG ("INTERSHOP AG" or the "Company") grants to its current and former employees as well as to the current and former employees of its affiliated enterprises ("Optionees") free of charge the option to acquire shares of stock of INTERSHOP AG ("Option Shares") in accordance with this Stock Option Plan ("Option"). Members of the Management Board of INTERSHOP AG as well as members of the board of directors of an affiliated enterprise may only be granted Options if they currently are or formerly were employed by INTERSHOP AG or one of its affiliates.

(2) Subject to adjustments following a change in the Company's share capital as set forth in ss. 3(2) each Option grants the right to purchase one INTERSHOP AG no-par value bearer share. The number of Options granted shall be equal to a full digit multiple of 50. The Optionee may exercise individual or all exercisable Options (ss. 4(1)) at the same time. Non-exercisable Options may not be exercised. An exercise of Options prior to their exercisability ("Early Exercise") is not permitted.

(3) If more options have been granted than conditional or authorized capital is available for the issuance of shares of stock for this purpose these Options shall be deemed to have been granted under the condition subsequent that, for such purpose, further corresponding conditional or authorized capital is validly created by a resolution adopted by the INTERSHOP AG stockholders or that the Company purchases own shares of stock.

(4) In general, Options shall only be granted with effect as of the first day of a calendar month ("Day of Grant"). No Options shall be granted during the period beginning on the day on which INTERSHOP AG offers to its stockholders the opportunity to purchase new shares or convertible bonds or bonds with warrants either by a letter to its stockholders or by publication in the German Federal Gazette (BUNDESANZEIGER) and ending on the day on which the shares of stock of INTERSHOP AG conveying the right to subscribe for the aforementioned securities are traded at the Frankfurt Stock Exchange without such subscription right (EX BEZUGSRECHT) ("Restricted Period").

(5) Without prejudice to the provisions ofss.9 the Options are neither transferable nor tradable.

                                      SS. 2

                                 NOTICE OF GRANT

The Options shall not be represented by registered warrants. The Optionee is not entitled to receive registered warrants. INTERSHOP AG may inform the Optionee of the grant of Options in written form ("Option Notice").


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                                      SS. 3

           EXERCISE PRICE, ADJUSTMENTS FOLLOWING SHARE CAPITAL CHANGES

(1) The exercise price per Option Share (the "Exercise Price") shall be payable in Euro or as provided in ss. 6. The Exercise Price is equivalent to the XETRA closing quotation at the Frankfurt Stock Exchange for voting shares of stock of INTERSHOP AG with full entitlement to distribution of profits and assets in case of liquidation of the Company (the "Quotation") on the Day of Grant or - if the Day of Grant is not a stock exchange trading day - equivalent to the Quotation on the last stock exchange trading day preceding the Day of Grant. If applicable, the Exercise Price will be restated in the Option Notice for information purposes.

(2) In case of a stock split or measures economically equal to a stock split the Exercise Price shall remain unchanged; the number of shares, however, which may be purchased under an Option shall be adjusted - subject to the adoption of any necessary shareholders' resolutions (if any) - in accordance with the capital measure. In lieu of such adjustments, INTERSHOP AG may take such steps which - in general - are economically equal to the effect of such adjustments; in particular, INTERSHOP AG may adjust the Exercise Price per Option Share in accordance with the respective capital measure.

                                      SS. 4

                      VESTING AND EXERCISABILITY OF OPTIONS

(1) Exercisable Options shall become vested in 50 equal monthly installments on the last day of each month coinciding with or following the Option's Day of Grant. In the event such formula results in a fractional number of Option Shares becoming vested, the number of vested Option Shares shall be rounded down to the nearest whole number and the rounded amount shall be carried forward into the subsequent months, provided that all Options shall become 100% vested on the last day of the 50th month following the Day of Grant.

(2) Subject to the provisions of ss. 4(3) exercisable Options may be exercised at any time ("Exercise Day") after expiration of a period of six months beginning on the Day of Grant ("Cliff Period"), but in no event shall an Option be exercisable after its expiration date, as determined pursuant to ss. 10(1).

(3)      Options may not be exercised during Restricted Periods.

                                      SS. 5

                            EXERCISE OF STOCK OPTION

(1) Administration of Options and acceptance of exercise demands will be handled by the Options Office. Options Office is the chief financial officer (FINANZVORSTAND) of INTERSHOP AG or such office as the chief financial officer may designate.



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(2)      In order to exercise his or her Stock Options the Optionee has to submit a written exercise demand in duplicate. Sample exercise demands are available at the Options Office.

(3) The Options Office accepts exercise demands on continuous basis. In general, exercises of Options may not be cancelled.

(4) Delivery of shares shall take place within an appropriate period of time after the last day of the month in which an Option was exercised by credit to a depository account previously indicated by the Optionee. The Optionee is not entitled to delivery of specific shares of stock. The stockholders' right to receive shares of stock represented by share certificates has been excluded by the INTERSHOP AG Articles of Association.

(5) If Options are exercised after an invitation to a stockholders' meeting in which resolutions regarding the distribution of profits, the share capital or the issuance of convertible bonds or bonds with warrants has been delivered to the printers the shares will only be delivered after adoption of the aforementioned resolutions and - to the extent required by law - entry into the commercial register.

(6) The Options Office shall notify the Optionees of possible restrictions and foreseeable delays regarding the delivery of the new shares.

                                      SS. 6

                            PAYMENT OF EXERCISE PRICE

(1) Subject to the provisions of ss. 7 the Exercise Price for the Option Shares has to be paid - for INTERSHOP AG free of costs and fees - to a bank account indicated by INTERSHOP AG.

(2) The Optionee is responsible that the Option Price is credited to one of the bank accounts indicated by INTERSHOP AG without reservations not later than the day prior to the Exercise Day.

(3) In order to ensure a timely payment INTERSHOP AG recommends that - in case of payments by check - checks generally be submitted to the Options Office not later than ten bank business days prior to the designated Exercise Day; checks drawn on a bank domiciled neither in Germany nor in the U.S. ("Foreign Bank") should be submitted to the Options Office not later than twenty bank business days prior to the designated Exercise Day. In case of wire transfers the transfer instructions should be given not later than five, if given to a foreign bank not later than ten bank business days prior to the respective Exercise Day.

(4) INTERSHOP AG does not assume any responsibility that the Exercise Price will be credited to INTERSHOP AG in time without restrictions if the Optionee adheres to the recommendations in ss. 6(3) above. In case that the Exercise Price is not credited to one of the accounts indicated in the exercise demand in time without restrictions INTERSHOP AG reserves the right to take into consideration the exercise demand on the next Exercise Day following crediting of the Exercise Price.



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                                      SS. 7

                                CASHLESS EXERCISE

(1) INTERSHOP AG grants to the Optionee the right - at any time revocable - to exercise Options without prior payment of the Exercise Price ("Cashless Exercise"), if the Optionee instructs the bank commissioned with the administration of the Stock Option Program ("Bank") to sell the Option Shares. The Optionee may subject his/her order to a sales limit (minimum sales price).

(2) The Bank will sell the Option Shares on the stock exchange at the best price possible. The proceeds from the sale will be credited by INTERSHOP AG to the Optionee's account after deduction of the Exercise Price and any applicable costs and fees (ss. 7(3)).

(3) The Bank will currently charge a sales commission of 0.35 % (at least EURO 20 per sales instruction) and a fee of 0.08 % of the stock market price of the sold Option Shares at the time of the sale. Unless the Optionee states a higher limit the instructions will therefore be deemed to have be given with a limit equal to 100.43 % of the Exercise Price, at least, however with a limit of 100.08 % of the Exercise Price plus EURO 20 per order. The commissions and fees pursuant to first sentence of this paragraph and the limit pursuant to the second sentence of this paragraph may change from time to time. The Options Office will inform the Optionee of any change.

(4) The sales instructions will expire not later than the 15th day of the calendar month of the Exercise Day (or such later date as may be determined by INTERSHOP AG) if the Option Shares cannot be sold at the given limit; the instructions will also expire if INTERSHOP shares are being traded "ex Bezugsrecht" (without subscription rights). In this case the exercise demand shall be deemed to have been cancelled. The Optionee shall be notified accordingly.

                                      SS. 8

                    PARTICIPATION IN DISTRIBUTION OF PROFITS

To the extent that new shares are issued as a result of the exercise of an Option these new shares will participate in the distribution of profits from that fiscal year onwards for which no resolution regarding the distribution of such profits has been adopted by the stockholders' meeting at the time at which the respective shares are issued (ss. 4 Section 2 of the INTERSHOP Articles of Association).

                                      SS. 9

                                DEATH OF OPTIONEE

Options are inheritable without restrictions. This includes the disposal by way of distribution of the estate among co-heirs, by way of transfer of shares in the estate to a third party or in a similar way, including that the transfer of Options or a share in the estate to a third party for the purpose of fulfilling a testamentary gift. Upon request by INTERSHOP AG the transferee has to prove his/her entitlement as holder of Options.


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                                     SS. 10

                                   EXPIRATION

(1) Options have to be exercised within five years from their Day of Grant, thereafter they expire without compensation.

(2) In case that the employment agreement between INTERSHOP AG and its affiliated enterprises as employer and the Optionee is terminated all non-exercisable Options expire without compensation. Exercisable Options may within the scope of ss. 10(1) be exercised by the Optionee, or the holder of such Options in the event of the Optionee's death, within six months following the termination of an Optionee's employment, after which time all of the Optionee's unexercised Options will expire without compensation.

(3)      To the extent that

                  a) INTERSHOP AG or one of its affiliated enterprises has given notice of termination of employment for cause or could have given such notice and the employment relation is terminated or

                  b) the employment relation is terminated during the probationary period all exercisable Options expire without compensation unless INTERSHOP AG adopts a different decision on a case to case basis.


(4) With regard to periods during which neither INTERSHOP AG nor its affiliated enterprises are obligated to compensate the employee for his/her services, e.g. due to military or civilian alternative service, maternity leave, long term illness without termination of the employment relation or similar reasons, the vesting of the Options shall be deferred accordingly; Sections 1 to 3 shall apply.

(5) The expiration of an Option pursuant to the terms of this ss. 10 shall occur automatically as set forth in ss. 158 Section 2 of the German Civil Code; no declaration is required by INTERSHOP AG or the Optionee with respect to such expiration.

                                     SS. 11

                                      TAXES

(1) INTERSHOP AG points out that the grant as well as the exercise of Options may be treated as taxable events and may result in an additional tax burden to the Optionee. In addition, the sale of Option Shares (especially if sold under the Cashless Exercise regime) may be treated as taxable event.



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(2)      All taxes which become due in the course of grant and exercise of
         Options or in the context of a transfer of such Options due to a disposition in contemplation of death including church tax and solidarity surcharge have to be borne by the Optionee or his/her successor him-/herself.

                                     SS. 12

                                 INSIDER TRADING

INTERSHOP AG points out that Optionees and holders of INTERSHOP AG shares of stock have to comply with ss.ss. 12 ff. of the German Securities Trading Act, especially with regard to the sale and transfer of shares of stock resulting from the option exercise - and that the Optionee or holder of such shares of stock may render him-/herself liable to prosecution. In addition, when dealing in securities the INTERSHOP Insider Trading Policy has to be observed. Further information is obtainable from the Options Office.

                                     SS. 13

                            RESERVATION OF DISCRETION

Options are granted pursuant to the sole discretion of the Company. If Options have been granted several times no entitlement to the grant of further Options may by inferred from such grant for the future.

                                     SS. 14

             SPECIAL PROVISIONS FOR UNITED STATES RESIDENT OPTIONEES

(1) Notwithstanding any provisions of this Plan to the contrary, the provisions of thisss.14 shall apply to Options granted to persons who are residents of the United States of America ("U.S. Optionees").

(2) Subject to adjustments upon changes in stock the number of shares of stock that may be issued under this Plan is 8,753,094. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares not acquired under such Option shall revert to and again become available for issuance under the Plan.

(3) Any employee, officer or director of INTERSHOP AG or any of its affiliates is eligible to receive a grant of an Option under this Plan unless he or she is a member of the supervisory board of INTERSHOP AG or any of its affiliates; provided, however, that Options intended to qualify as "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") may be granted only to employees of INTERSHOP AG or any parent or subsidiary corporation as defined by Sections 424 (e) and (f) of the Code.


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(4)      A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its affiliates shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Quotation on the Day of Grant or, if the date of Day of Grant is not a stock exchange trading day, the Quotation on the last stock exchange trading day prior to the Day of Grant.

(5) Options shall not be transferable, except an Option is transferable as to vested shares in one or more of the following circumstances: (i) by will, (ii) by the laws of descent and distribution, or (iii) in the case of an Option not intended to be an Incentive Stock Option,and if specifically provided for in the option agreement for such Option, then by instrument to an inter vivos trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift given to a member of the giver's "immediate family" (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the giver (including adoptive relationships)).

(6) No Incentive Stock Options shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within 12 months before or after the date of the Plan's adoption by the Management Board of the Company.

(7) Subject to the provisions of ss. 10(1), but notwithstanding the provisions of ss. 4(3) and ss. 10(3)(b), the Optionee shall be permitted to exercise the vested portion of the Option during one of the periods described below:

                  a) In the event that the Optionee's service terminates after the six-month period provided for in ss. 4(2) for any reason other than cause, death, or disability, the Option may be exercised at any time for thirty (30) consecutive days beginning on the date of termination of service, after which time all of the Optionee's unexercised Options will expire without compensation.

                  b) In the event that the Optionee's service terminates due to disability after the six-month period provided for in ss. 4(2), the Option may be exercised at any time for a period of six (6) consecutive months beginning on the date of termination of service, after which time all of the Optionee's unexercised Options will expire without compensation.

(8) The courts located in Hamburg, Germany, shall have exclusive venue and jurisdiction over all disputes arising out of or relating to this Stock Option Plan.

                                     SS. 15

                                  MISCELLANEOUS

(1)      Place of performance is Hamburg, Germany.



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(2)      This Stock Option Plan as well as the rights and obligations of the
         Optionee resulting from the Options which have been granted to him/her are - subject to the mandatory provisions of tax and labour law - exclusively subject to the laws of the Federal Republic of Germany.

(3) Any alterations of this Stock Option Plan and the Option Notice require written form; this does also apply to an alteration of this clause.

(4) Should individual provisions of this Stock Option Plan partly or in total be or become invalid, the validity of the remainder of this Stock Option Plan shall not be affected. In this case, the parties shall undertake to agree upon a valid provision in lieu of the invalid provision which, to the extent legally possible, reflects as close as possible the economical purpose of this Stock Option Plan taking account of the parties' interests as expressed by this Stock Option Plan. The same shall apply if and to the extent that this Stock Option Plan contains a loophole which was not foreseen by the parties.

(5) Unless sooner terminated by INTERSHOP AG, this Plan shall terminate on the last business day prior to the tenth anniversary of the date the Plan is adopted by the Company or approved by the shareholders of the Company, whichever is earlier. No Options may be granted under the Plan after it is terminated.


Hamburg, this March 2001


Management Board of INTERSHOP Communications Aktiengesellschaft









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